This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February 22, 2001 and the related Letter of Transmittal, and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is intended to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                      Up to 900,000 Shares of Common Stock

                                       OF

                             AQUA CARE SYSTEMS, INC.
                                       at

                               $2.25 NET PER SHARE


                                       by

                                    AV, INC.

         AV, Inc., a Delaware corporation (the "Purchaser"), is offering to purchase up to 900,000 shares of Common Stock, par value $.001 per share ("Shares"), of Aqua Care Systems, Inc., a Delaware corporation (the "Company"), at a price of $2.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 22, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). One of the purposes of the Offer is enable AV, Inc. to influence control of the business of the Company.
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 22, 2001, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON AT LEAST 500,000 SHARES BEING TENDERED. THE OFFER MAY BE TERMINATED BY THE PURCHASER IF LESS THAN 500,000 SHARES ARE TENDERED. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. CERTAIN CONDITIONS TO THE OFFERING ARE DESCRIBED IN SECTION 14 UNDER THE CAPTION "THE TENDER OFFER" OF THE OFFER TO PURCHASE.

         Please note that the Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, March 22, 2001, unless extended.

         If more than 900,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only up to 900,000 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number

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of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to be able to announce the final results of proration or pay for Shares until at least five trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. A "trading day" is any day the New York Stock Exchange is open for business. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their broker dealers, commercial banks or trust companies.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Wilmington Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) the Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

         Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 23, 2001 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective a written manually executed or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses as set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 under the caption "The Tender Offer" of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 under the caption "The Tender Offer" of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited and the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 under the caption "The Tender Offer" of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination will be final and binding.

         The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         A request is being made to the Company for the use of the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trusts companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent, as set forth below, and copies will be furnished at the Purchaser's expense.


                     The Information Agent for the Offer is:

                           INNISFREE M&A INCORPORATED

                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022


                         Call Toll Free: (888) 750-5834
                         Call Collect:   (212) 750-5833




February 22, 2001